Exhibit 99.1

                                                               FOR IMMEDIATE RELEASE

CONTACT:
LoJack Corporation	Tier One Partners	Tier One Partners
Paul McMahon	Laura Feng	Jeanne Bock
781-251-4130	978-975-1414	781-861-5249

LOJACK CORPORATION WINS APPROVAL FROM FCC THAT ENABLES DIVERSIFICATION

Network Can Now Be Used for New Recovery Products and Services that Enhance Public Safety, Health and Welfare, and National Security

WESTWOOD, MA – September 3, 2008 — LoJack Corporation (NASDAQ: LOJN), the leading global provider of recovery systems for stolen mobile assets, today announced that the Federal Communications Commission (FCC) has granted LoJack’s 2005 petition allowing the company to use the nationwide frequency, which was previously limited to stolen vehicle recovery, for diverse tracking and recovery applications including missing people at risk, individuals of interest to law enforcement, lost or stolen cargo, and hazardous materials. Additionally, the FCC has granted requests that will facilitate the transition of LoJack’s network from wideband to narrowband, which will be completed by 2019.

As a result of this ruling, LoJack can now work to extend its integration with law enforcement beyond stolen vehicle recovery to include these other diverse applications all operating on a single network that uses the same nationwide frequency.

 “Petitioning the FCC was an early step in our diversification strategy,” said Ronald V. Waters, LoJack President and Chief Operating Officer.  “We have been putting the pieces in place—including our acquisition of Locator Systems and an expanded stake in Supply Chain Integrity—that are allowing us to enter markets such as tracking and recovering individuals at risk and lost or stolen cargo, for example.  Having our petition approved is another milestone in our diversification initiative and, most importantly, it enables us to leverage our proprietary network and unique relationship with law enforcement.”

In April 2008, LoJack acquired the assets of Locator Systems, which designs, manufactures, markets and sells products to help police locate and rescue missing persons with Alzheimer’s, Autism and other similar disabilities. This acquisition brings together Locator Systems’ assets along with  LoJack’s technological expertise and relationships with law enforcement to provide a comprehensive solution to the growing problem of people at risk—

which today in the United States includes more than five million people with Alzheimer’s disease and almost two million people with Autism or Down syndrome.

In August 2008, LoJack increased its ownership stake to 60 percent in Supply Chain Integrity (SCI), a company that develops an innovative, integrated protection solution that reduces and manages risk throughout the supply chain.  As part of its original investment, LoJack licensed the LoJack brand name to SCI, which is marketing its current tracking and recovery service as LoJack inTransit.   SCI has developed the industry’s only supply chain Information Sharing Analysis Center (ISAC) sanctioned by the government that helps the supply chain community protect itself from illegal and disruptive activities such as theft, terrorism and natural disasters.

“As a Commissioner of the FCC mentioned, the permission LoJack received is the ‘type of public interest item that gets little attention but has the potential to do much good,’” added Waters.  “LoJack is poised to expand its business in ways that can augment the safety of the public on a local and national level.  We are very excited to continue to bring this strategic plan to life.”

About LoJack Corporation
LoJack Corporation, the company that invented the stolen vehicle recovery market, leverages its superior technology, direct connection with law enforcement and proven processes to be the global leader in tracking and recovering valuable mobile assets. The company’s Stolen Vehicle Recovery System delivers a 90 percent success rate in tracking and recovering stolen cars and trucks and has helped recover more than $4 billion worldwide in stolen LoJack-equipped assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. Today, LoJack operates in 26 states and the District of Columbia, and in more than 30 countries throughout Europe, Africa, North America, South America and Asia.

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